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                                                               EXHIBIT (a)(1)(D)

                               OFFER TO PURCHASE
                                    FOR CASH
                           ALL OUTSTANDING SHARES OF
                                  COMMON STOCK
                                       OF

                           DIXON TICONDEROGA COMPANY
                                       AT

                              $7.00 NET PER SHARE

                                       BY

                            PENCIL ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

              F.I.L.A. -- FABBRICA ITALIANA LAPIS ED AFFINI S.P.A

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, FEBRUARY 7, 2005, UNLESS THE OFFER IS EXTENDED.

                                                                 January 7, 2005

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     Pencil Acquisition Corp., a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of F.I.L.A. -- Fabbrica Italiana Lapis ed Affini S.p.A ("Parent"), has commenced an offer to purchase all outstanding shares of common stock, par value $1.00 per share (the "Shares"), of Dixon Ticonderoga Company, a Delaware corporation (the "Company"), at a purchase price of $7.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 7, 2005 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith.

     The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration date of the Offer a number of Shares that, including the number of Shares to be purchased by Merger Sub pursuant to a Stock Purchase Agreement with certain of the Company's officers and directors, and their affiliates, represents at least 66 2/3% of the then outstanding Shares. See Section 14 of the Offer to Purchase for additional conditions to the Offer.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

          1. Offer to Purchase dated January 7, 2005;

          2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients (manually signed facsimile copies of the Letter of Transmittal may be used to tender Shares);

          3. Notice of Guaranteed Delivery to be used to accept the Offer if share certificates are not immediately available or if such certificates and all other required documents cannot be delivered to Registrar and Transfer Company (the "Depositary"), or if the procedures for book-entry transfer cannot be completed on a timely basis;

          4. A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;
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          5. The letter to stockholders of the Company from Gino Pala, Chairman and Co-Chief Executive Officer of the Company, and Richard Joyce, Vice Chairman of the Board and Co-Chief Executive Officer and President, accompanied by the Company's Solicitation/Recommendation Statement on
     Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

          6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7. Return envelope addressed to the Depositary.

     The Board of Directors of the Company unanimously (i) determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger, and the related Stock Purchase Agreement, and (iii) recommended that the Company's stockholders accept the Offer and tender their shares pursuant to the Offer.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 16, 2004 (the "Merger Agreement"), by and among Merger Sub, Parent and the Company. The Merger Agreement provides for, among other things, the making of the Offer by Merger Sub, and further provides that, after the consummation of the Offer, Merger Sub will be merged with and into the Company (the "Merger") following the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement. Following the Merger, the Company will continue as the surviving corporation, wholly owned by Parent, and the separate corporate existence of Merger Sub will cease.

     In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary and (ii) certificates representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary's account maintained at the Book-Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     Holders of Shares whose certificates for such Shares are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to the Depositary prior to the Expiration Date (as defined in the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

     Merger Sub will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Merger Sub will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your clients. Merger Sub will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, FEBRUARY 7, 2005, UNLESS THE OFFER IS EXTENDED.

     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone number set forth on the back cover of the Offer to Purchase.

                                         Very truly yours,

                                         PENCIL ACQUISITION CORP.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF PARENT, MERGER SUB, THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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